Exhibit 10.2

Kofax plc Beechwood Chineham Business Park Hampshire RG24 8WA England Registered in England No. 3119779 VAT No. GB 642 0612 75	Tel: +44 (0) 870 770 4797 Fax: +44 (0) 870 770 4798 www.kofax.com mailbox.uk@kofax.com

LETTER OF GRANT

Date

Employee Name

Address

City, State, Postal Code

Country

Re:	The KOFAX 2000 Share Option Plan (the “Plan”)

Dear Xxxxxxx,

I am pleased to inform you that on                      (the “Date of Grant”) Kofax plc (the “Company”) granted you an option under the Plan in respect of                  Ordinary Shares in the Company.

The Plan is governed by rules, a copy of which can be obtained from the Company Secretary’s office or the local Finance department on request.

Details of the option granted to you are set out in the enclosed option certificate. The Plan rules set out the circumstances in which your option may be exercised. An explanation of these and other provisions of the rules are set out in the enclosed Explanatory Booklet.

You should note that, in addition, your option will only become exercisable if the performance targets set out in the appendix to the enclosed option certificate have been satisfied (unless waived under the Plan rules).

Regards,

For and on behalf of

Kofax plc